Table of Contents

Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269456

Bridger Aerospace Group Holdings, Inc.

120,277,192 Shares of Common Stock

Up to 26,650,000 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 9,400,000 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”), or their permitted transferees, of (a) up to 120,277,192 shares of our common stock, $0.0001 par value (“Common Stock”), consisting of (i) up to 102,322,388 shares of Common Stock (the “Legacy Bridger Consideration Shares”) issued or issuable to the direct and indirect equityholders of Legacy Bridger (as defined herein) in connection with the Business Combination (as defined herein) at an implied equity consideration value of $10.00 per share of Common Stock, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock (as defined herein); (ii) up to 5,951,615 shares of Common Stock issuable to the holders of certain restricted stock units (the “D&O RSUs Shares”) that were issued by Legacy Bridger and assumed by us in connection with the closing (the “Closing”) of the Business Combination (as defined herein), which were granted at no cost to the recipients thereof; (iii) up to 2,488,189 shares of Common Stock (the “Founder Shares”) that were originally issued in a private placement to JCIC Sponsor LLC, a Cayman Islands exempted limited partnership (“JCIC Sponsor”) prior to the initial offerings of Jack Creek Investment Corp., a Cayman Islands exempted company (“JCIC”), (75,000 of which were subsequently transferred by the JCIC Sponsor to independent directors of JCIC), which were acquired at a purchase price equivalent to approximately $0.003 per share; (iv) up to 115,000 shares of Common Stock (the “Note Shares”) originally issued at the Closing to JCIC Sponsor in full consideration of the outstanding $1,150,000 loan balance under a promissory note, dated as of February 16, 2022, by and between JCIC Sponsor and JCIC (the “Promissory Note”) for an equivalent purchase price of $10.00 per share; and (v) up to 9,400,000 shares of Common Stock (the “PPW Shares”) issuable upon the exercise, at an exercise price of $11.50 per share, of the private placement warrants (the “Private Placement Warrants”) originally issued in connection with JCIC’s January 2021 initial public offering (the “JCIC IPO”) and (b) up to 9,400,000 Private Placement Warrants originally acquired by JCIC Sponsor in connection with JCIC’s initial public offering for $1.00 per Private Placement Warrant.

We are registering the securities for resale pursuant to the Selling Holders’ registration rights under certain agreements between us and the Selling Holders, as applicable to each Selling Holder. Our registration of the securities covered by this prospectus does not mean that the Selling Holders will offer or sell any of the securities. The Selling Holders may offer, sell or distribute all or a portion of their shares of Common Stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from any resale of the Common Stock or the Warrants being offered for resale in this prospectus (the “Resale Securities”).

We provide more information about how the Selling Holders may sell their securities the section of this prospectus entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. A prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. We have agreed to bear all of the expenses incurred in connection with the registration of these securities. The Selling Holders will pay or assume underwriting fees, discounts and commissions or similar charges, if any, incurred in the sale of securities by them.

This prospectus also relates to the issuance by us of up to an aggregate of 26,650,000 shares of Common Stock that may be issued upon exercise of the Warrants (as defined herein). We would receive the proceeds from any exercise of any Warrants for cash, and we could receive up to an aggregate of approximately $306.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Warrants include 9,400,000 Private Placement Warrants and 17,250,000 public warrants, each of which has an exercise price of $11.50 per share of Common Stock (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). We believe the likelihood that Warrant holders will exercise the Warrants, and therefore the amount of proceeds that we would receive from such exercises, depends on the trading price of our Common Stock. On July 30, 2024, the closing price of our Common Stock was $3.33 per share. For so long as the market price of our Common Stock is below the exercise price of our Warrants ($11.50 per share), our Warrants remain “out-of-the-money,” and our Warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There can be no assurance that our Warrants will be in the money prior to their January 24, 2028 expiration date, and therefore we may not receive any proceeds from the exercise of Warrants to fund our operations. We expect to use any net proceeds received from the exercise of the Warrants for general corporate purposes. See the section of this prospectus entitled “Use of Proceeds.” To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

Our Common Stock and the Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “BAER” and “BAERW,” respectively. On July 30, 2024, the closing price of Common Stock was $3.33 per share and the closing price of the Warrants was $0.1012 per warrant.

The Resale Securities represent a substantial percentage of the total outstanding shares of our Common Stock as of the date of this prospectus. The shares of Common Stock that the Selling Holders can sell into the public markets pursuant to this prospectus is up to (a) 120,277,192 shares of Common Stock, constituting approximately 80.4% of our issued and outstanding shares of Common Stock and approximately 186.9% of our issued and outstanding shares of Common Stock held by non-affiliates (assuming, in each case, the exercise of all of our Warrants, the vesting and settlement of the outstanding restricted stock units, and the conversion of the shares of Series A Preferred Stock) as of the date of this prospectus and (b) 9,400,000 Private Placement Warrants constituting approximately 35.3% of our issued and outstanding Warrants as of the date of this prospectus. The sale of all the Resale Securities or the perception that these sales could occur, could result in a significant decline in the public trading price of our securities. Even if the current trading price of our Common Stock is at or significantly below $10 per share, the price at which the units were issued in the JCIC IPO, certain of the Selling Holders, including JCIC Sponsor, may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public securityholders. See the section of this prospectus entitled “Future sales, or the perception of future sales, of a substantial number of shares of our Common Stock, by us or our stockholders in the public market may cause the price of our Common Stock and Warrants to decline. The securities being offered for resale in this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Common Stock to decline significantly.” Additionally, certain Selling Holders, including JCIC Sponsor, may experience a positive rate of return on the sale of their shares covered by this prospectus even if the market price per share of Common Stock is below $10.00 per share, while the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price. See the section of this prospectus entitled “Risk Factors—Risks Related to the Ownership of Our Securities—The Selling Holders can earn a positive return on their investment, even if other securityholders experience a negative rate of return on their investment in the post-Business Combination company.”

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under applicable federal securities laws, and as such, are subject to certain reduced public company reporting requirements.

You should carefully read this prospectus and any prospectus supplement or amendment, as well as the documents incorporated by reference in this prospectus, before you invest in our securities.

AN INVESTMENT IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE YOU MAKE YOUR DECISION TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, offer and sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash. We believe the likelihood that Warrants holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent on the trading price of our shares of Common Stock. If the trading price for our shares of Common Stock is less than the exercise price of a Warrant holder’s Warrants ($11.50 per share), we believe Warrant holders will be unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement or any permitted free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement or in any such permitted free writing prospectus is accurate as of any other date than their respective date. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus or in the documents that we have incorporated by reference into this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement, including any information incorporated by reference, together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The securities for resale under this prospectus were issued to the Selling Holders (as applicable to each) in accordance with the terms of, and transactions contemplated by, the Agreement and Plan of Merger, dated as of August 3, 2022 (the “Merger Agreement” and the transactions contemplated therein, the “Business Combination”), by and among Jack Creek Investment Corp., a Cayman Islands exempted company (“JCIC”), Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of JCIC (“Bridger”), Wildfire Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Bridger, Wildfire Merger Sub II, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Bridger, Wildfire Merger Sub III, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Bridger, Wildfire GP Sub IV, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Bridger, BTOF (Grannus Feeder)—NQ L.P., a Delaware limited partnership, and Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company (“Legacy Bridger”). The Business Combination was consummated on January 24, 2023 (the “Closing Date”), and Bridger became a publicly traded company, with JCIC and Legacy Bridger becoming wholly-owned subsidiaries of Bridger. On the Closing Date, Bridger changed its name to Bridger Aerospace Group Holdings, Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Bridger,” “we,” “us,” “our,” and similar terms refer to Bridger Aerospace Group Holdings, Inc., a Delaware corporation (formerly known as Wildfire New PubCo, Inc.), and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the information incorporated by reference herein carefully, including the information set forth under the section entitled “Risk Factors” and our financial statements, which are incorporated by reference herein.

The Company

Bridger provides aerial wildfire surveillance, relief and suppression and aerial firefighting services using next-generation technology and environmentally friendly and sustainable firefighting methods primarily throughout the United States. Our mission is to save lives, property and habitats threatened by wildfires, leveraging our high-quality team, specialized aircraft and innovative use of technology and data. We are meeting an underserved and growing need for next-generation full-service aerial firefighting platforms.

Our portfolio is organized across two core offerings:

•	Fire Suppression: Consists of deploying specialized Viking CL-415EAF (“Super Scoopers”) aircraft to drop large amounts of water quickly and directly on wildfires.

•	Aerial Surveillance: Consists of providing aerial surveillance for fire suppression aircraft over an incident and providing tactical coordination with the incident commander. Aerial surveillance uses manned aircraft.

We manage our operations as a single segment for purposes of assessing performance, making operating decisions and allocating resources.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

The Jumpstart Our Business Startups Act (the “JOBS Act”) was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as emerging growth companies. We are an “emerging growth company” within the meaning of the JOBS Act. We may take advantage of certain exemptions from various public reporting requirements, including the requirement that we provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations, and that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We intend to take advantage of these exemptions until we are no longer an emerging growth company. We have elected to use the extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (1) are no longer an emerging growth company and (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (a) December 31, 2028, (b) the last day of our fiscal year in which we have a total annual gross revenue of at least $1.235 billion, (c) the last day of our fiscal year in which we are deemed to be a “large accelerated filer” under SEC rules with at least $700.0 million in market value of common equity securities held by non-affiliates as of the prior June 30, and (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We are an “emerging growth company,” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

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We are also a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year or the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.

Selling Holders Effective Purchase Price and Potential Profit

The Selling Holders, or their permitted transferees, may sell under this prospectus: (a) up to 120,277,192 shares of Common Stock, consisting of (i) up to 102,322,388 Legacy Bridger Consideration Shares issued or issuable to the direct and indirect equityholders of Legacy Bridger in connection with the Business Combination at an implied equity consideration value of $10.00 per share of Common Stock, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock; (ii) up to 5,951,615 D&O RSUs Shares issuable to the holders of restricted stock units that were issued by Legacy Bridger and assumed by the Company in connection with the Closing, which were granted at no cost to the recipients thereof; (iii) up to 2,488,189 Founder Shares that were originally issued in a private placement to JCIC Sponsor prior to the JCIC IPO (75,000 of which were subsequently transferred by the JCIC Sponsor to independent directors of JCIC), which were acquired at a purchase price equivalent to approximately $0.003 per share; (iv) up to 115,000 Note Shares originally issued at the Closing in full consideration of the outstanding $1,150,000 loan balance under the Promissory Note for an equivalent purchase price of $10.00 per share; and (v) up to 9,400,000 PPW Shares issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share and (b) up to 9,400,000 Private Placement Warrants originally acquired by JCIC Sponsor in connection with the JCIC IPO for $1.00 per Private Placement Warrant. The public securityholders of JCIC acquired JCIC Units for $10.00 per unit, and the shares and warrants of JCIC were subsequently exchanged for an equivalent number of shares and warrants of Bridger after giving effect to a one-to-one exchange of JCIC shares and warrants pursuant to the Business Combination.

The sale of all the Resale Securities, or the perception that these sales could occur, could result in a significant decline in the public trading price of our securities. Even if the current trading price of our Common Stock is at or significantly below the price at which the units were issued in the JCIC IPO, certain of the Selling Holders, including JCIC Sponsor, may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public securityholders. The public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price. For example, based on the closing price of our Common Stock of $3.33 and of our Warrants of $0.1012 per Warrant, in each case on July 30, 2024, and the effective purchase prices set forth in the paragraph above, (i) the holders of the Legacy Bridger Consideration Shares may experience a potential loss of $6.67 per share of our Common Stock (or ($682,490,327.96) in the aggregate); (ii) the holders of the D&O RSUs Shares may experience a potential profit of $3.33 per share of our Common Stock (or $19,818,877.95 in the aggregate); (iii) the holders of the Founder Shares may experience a potential profit of approximately of $3.33 per share of our Common Stock (or $8,278,457.23 in the aggregate); (iv) the holders of the Note Shares may experience a potential loss of $6.67 per share of our Common Stock (or ($767,050.00) in the aggregate); (v) the holders of the PPW Shares may experience a potential loss of $8.17 per share of our Common Stock (or ($76,798,000.00) in the aggregate); and (vi) the holders of the Private Placement Warrants may experience a potential loss of ($0.8988) per Private Placement Warrant (or ($8,448,720.00) in the aggregate). In comparison, a public shareholder who holds shares of Common Stock originally purchased as part of a JCIC Unit for $10.00 per unit at the JCIC IPO may experience a loss of $6.67 per share of Common Stock based on the closing price of our Common Stock of $3.33 on July 30, 2024.

Corporate Information

The Company’s executive office is located at 90 Aviation Lane, Belgrade, Montana 59714, and the Company’s phone number is (406) 813-0079. Our website address is www.bridgeraerospace.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

For additional description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 20, 2024, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on July 12, 2024. For instructions on how to find copies of these documents, see the section of this prospectus entitled “Where You Can Find More Information.”

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The Offering

Issuer	Bridger Aerospace Group Holdings, Inc.

Shares of Common Stock offered by the Selling Holders	Up to 120,277,192 shares of Common Stock, consisting of (i) up to 102,322,388 Legacy Bridger Consideration Shares, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock; (ii) up to 5,951,615 D&O RSUs Shares; (iii) up to 2,488,189 Founder Shares; (iv) up to 115,000 Note Shares; and (v) up to 9,400,000 PPW Shares.

Warrants Offered by the Selling Holders	Up to 9,400,000 Private Placement Warrants.

Shares of Common Stock offered by the Company	Up to 26,650,000 shares of Common Stock, consisting of 17,250,000 shares of Common Stock issuable upon exercise of the Public Warrants and 9,400,000 shares of Common Stock issuable upon the exercise of the Private Placement Warrants.

Shares of Common Stock outstanding prior to exercise of all Warrants	53,165,227 shares of Common Stock (as of July 30, 2024). 855,000 of these shares of Common Stock constitute earnout shares, which will no longer be subject to lock-up restrictions upon the achievement of certain stock price thresholds or, if earlier, certain liquidation events (the “Earnout Shares”).

Shares of Common Stock outstanding assuming exercise of all Warrants	79,815,101 (based on total shares of Common Stock outstanding as of July 30, 2024).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Holders. We would receive up to an aggregate of approximately $306,473,551 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share. On July 30, 2024, the closing price of our Common Stock was $3.33 per share. For so long as the market price of our Common Stock is below the exercise price of our Warrants ($11.50 per share), our Warrants remain “out-of-the-money,” and our Warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There can be no assurance that our Warrants will be in the money prior to their January 24, 2028 expiration date, and therefore, we may not receive any proceeds from the exercise of Warrants to fund our operations. The Warrants include 9,400,000 Private Placement Warrants and 17,250,000 Public Warrants, each of which has an exercise price of $11.50 per share of Common Stock. We believe the likelihood that Warrant holders will exercise the Warrants, and therefore the amount of proceeds that we would receive from such exercises, depends on the trading price of our Common Stock. We expect to use any net proceeds received from the exercise of the Warrants for general corporate purposes. See the section of this prospectus entitled “Use of Proceeds.”

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Redemption	The Warrants are redeemable in certain circumstances. See the section of this prospectus entitled “Description of Securities – Public Warrants” for further discussion.

Market for Common Stock and Warrants	Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “BAER” and “BAERW,” respectively.

Risk Factors	See the section of this prospectus entitled “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable permitted free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Future sales, or the perception of future sales, of a substantial number of shares of our Common Stock and Warrants, by us or our stockholders in the public market may cause the price of our Common Stock and Warrants to decline. The securities being offered for resale in this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Common Stock to decline significantly.

If we or our existing stockholders sell, or indicate an intention to sell, substantial amounts of shares of our Common Stock or Warrants in the public market, the trading price of our Common Stock or Warrants could decline. In addition, the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock or Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate and to raise additional funds through future offerings of our shares of Common Stock or other securities.

In addition, this prospectus relates to the offer and sale from time to time by the Selling Holders or their permitted transferees, of (a) up to 120,277,192 shares of Common Stock, consisting of (i) up to 102,322,388 Legacy Bridger Consideration Shares, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock; (ii) up to 5,951,615 D&O RSUs Shares; (iii) up to 2,488,189 Founder Shares; (iv) up to 115,000 Note Shares; and (v) up to 9,400,000 PPW Shares and (b) up to 9,400,000 Private Placement Warrants. The Common Stock and Private Placement Warrants being offered for resale in this prospectus represent a substantial percentage of our total outstanding securities as of the date of this prospectus. The shares of Common Stock that the Selling Holders can sell into the public markets pursuant to this prospectus is up to (a) 120,277,192 shares of Common Stock, constituting approximately 80.4% of our issued and outstanding shares of Common Stock and approximately 186.9% of our issued and outstanding shares of Common Stock held by non-affiliates (assuming, in each case, the exercise of all of our Warrants, the vesting and settlement of the outstanding restricted stock units, and the conversion of the shares of Series A Preferred Stock) and (b) 9,400,000 Private Placement Warrants constituting approximately 35.3% of our issued and outstanding Warrants. As a result, significant near-term resale of shares or of our Common Stock pursuant to this prospectus could have a significant, negative impact on the trading price of our shares of Common Stock and Warrants since the number of shares of Common Stock that the Selling Holders can sell into the public markets pursuant to this prospectus would constitute a considerable increase to our current public float. This impact may be heightened by the fact that certain of the Selling Holders purchased shares of our Common Stock at prices that are well below the current trading price of our Common Stock, as described in the risk factors below entitled “The Selling Holders purchased the securities covered by this prospectus at different prices, some significantly below the current trading price of such securities, and some Selling Holders received such securities without any consideration, and may therefore make substantial profits upon resales even if the current trading price of our Common Stock is at or significantly below the price at which the units were issued in the JCIC IPO.” and “The Selling Holders can earn a positive return on their investment, even if other securityholders experience a negative rate of return on their investment in the post-Business Combination company.”

The sale of all or a substantial portion of the Common Stock and Private Placement Warrants being offered for resale in this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Common Stock and Warrants.

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The Selling Holders purchased the securities covered by this prospectus at different prices, some significantly below the current trading price of such securities, and some Selling Holders received such securities without any consideration, and may therefore make substantial profits upon resales even if the current trading price of our Common Stock is at or significantly below the price at which the units were issued in the JCIC IPO.

The Selling Holders, or their permitted transferees, may sell under this prospectus: (a) up to 120,277,192 shares of Common Stock, consisting of (i) up to 102,322,388 Legacy Bridger Consideration Shares issued or issuable to the direct and indirect equityholders of Legacy Bridger in connection with the Business Combination at an implied equity consideration value of $10.00 per share of Common Stock, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock; (ii) up to 5,951,615 D&O RSUs Shares issuable to the holders of restricted stock units that were issued by Legacy Bridger and assumed by the Company in connection with the Closing, which were granted at no cost to the recipients thereof; (iii) up to 2,488,189 Founder Shares that were originally issued in a private placement to JCIC Sponsor prior to the JCIC IPO (75,000 of which were subsequently transferred by the JCIC Sponsor to independent directors of JCIC), which were acquired at a purchase price equivalent to approximately $0.003 per share; (iv) up to 115,000 Note Shares originally issued at the Closing in full consideration of the outstanding $1,150,000 loan balance under the Promissory Note for an equivalent purchase price of $10.00 per share; and (v) up to 9,400,000 PPW Shares issuable upon the exercise of the Private Placement Warrants at an exercise price of $11.50 per share and (b) up to 9,400,000 Private Placement Warrants originally acquired by JCIC Sponsor in connection with the JCIC IPO for $1.00 per Private Placement Warrant. Based on the closing price of our Common Stock of $3.33 and of our Warrants of $0.1012 per Warrant, in each case on July 30, 2024 and the effective purchase prices set forth in the paragraph above, (i) the holders of the Legacy Bridger Consideration Shares may experience a potential loss of $6.67 per share of our Common Stock (or ($682,490,327.96) in the aggregate); (ii) the holders of the D&O RSUs Shares may experience a potential profit of $3.33 per share of our Common Stock (or $19,818,877.95 in the aggregate); (iii) the holders of the Founder Shares may experience a potential profit of approximately of $3.33 per share of our Common Stock (or $8,278,457.23 in the aggregate); (iv) the holders of the Note Shares may experience a potential loss of $6.67 per share of our Common Stock (or ($767,050.00) in the aggregate); (v) the holders of the PPW Shares may experience a potential loss of $8.17 per share of our Common Stock (or ($76,798,000.00) in the aggregate); and (vi) the holders of the Private Placement Warrants may experience a potential loss of ($0.8988) per Private Placement Warrant (or ($8,448,720.00) in the aggregate). In comparison, a public shareholder who holds shares of Common Stock originally purchased as part of a JCIC Unit for $10.00 per unit at the JCIC IPO may experience a loss of $6.67 per share of Common Stock based on the closing price of our Common Stock of $3.33 on July 30, 2024. Therefore, even if the current trading price of our Common Stock is at or significantly below the price at which the JCIC Units were issued in the JCIC IPO, certain of the Selling Holders, including JCIC Sponsor, may have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public equityholders, which could result in a significant decline in the public trading price of our securities. For further information about how the sales of our Resale Securities could decrease our stock price, see the section of this prospectus above entitled “Future sales, or the perception of future sales, of a substantial number of shares of our Common Stock, by us or our stockholders in the public market may cause the price of our Common Stock and Warrants to decline. The securities being offered for resale in this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Common Stock to decline significantly.”

The Selling Holders can earn a positive return on their investment, even if other securityholders experience a negative rate of return on their investment in the post-Business Combination company.

The Selling Holders acquired the shares of Common Stock covered by this prospectus at prices ranging from $0.003 per share to $10.00 per share of Common Stock. By comparison, the offering price to public shareholders in the JCIC IPO was $10.00 per unit, which consisted of one share and one-half of one JCIC Warrant. Consequently, certain Selling Holders, including JCIC Sponsor, may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price per share of Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. For example, a Selling Holder who sells 1,000,000 Founder Shares (originally acquired for $0.003 per share) at a price per share of $3.33 per share (the closing price of our Common Stock on July 30, 2024) will earn a realized profit of $3,327,000.00, while a public stockholder who sells the same number of shares of Common Stock (which it originally acquired for $10.00 per share in the JCIC IPO) will experience a realized loss of $6,670,000.00. Therefore, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price, and depending on the trading current prices, may experience a negative rate of return while certain Selling Holders can earn a positive rate of return.

6

In addition, because the current market price of our Common Stock, which was $3.33 per share at the closing on July 30, 2024, is higher than the effective purchase price certain of the Selling Holders, including JCIC Sponsor, paid for their shares of Common Stock (ranging from $0.003 per share to $10.00 per share) or the exercise price of the Warrants ($11.50 per share), there is more likelihood that Selling Holders holding shares of Common Stock or Warrants will sell their shares of Common Stock after the registration statement that includes this prospectus is declared effective (subject, in the case of certain Selling Holders, to compliance with contractual lock-up restrictions). Such sales, or the prospect of such sales, may have a material negative impact on the market price of our Common Stock. After the effectiveness of the registration statement that includes this prospectus, the 120,277,192 shares of Common Stock being offered for resale pursuant to this prospectus, which represent approximately 80.4% of our total outstanding shares of Common Stock on a fully diluted basis (inclusive of the shares of Common Stock issuable upon exercise of the Warrants, the vesting and settlement of the outstanding restricted stock units, and the conversion of the shares of Series A Preferred Stock) will be able to be sold pursuant to such registration statement once the contractual lock-up restrictions that apply to such Selling Holders expire.

7

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference herein, contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the beliefs and expectations of Bridger Aerospace Group Holdings, Inc. (the “Company,” “Bridger,” “we” or “us”), are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “poised,” “positioned,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on various assumptions and estimates, whether or not identified in this prospectus, and on the current expectations of Bridger’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Bridger. These forward-looking statements are subject to a number of risks and uncertainties, including: Bridger’s ability to identify and effectively implement any current or future anticipated cost reductions, including any resulting impacts to Bridger’s business and operations therefrom; the duration or severity of any domestic or international wildfire seasons; changes in domestic and foreign business, market, financial, political and legal conditions; Bridger’s failure to realize the anticipated benefits of any acquisitions; Bridger’s successful integration of any aircraft (including achievement of synergies and cost reductions); Bridger’s ability to successfully and timely develop, sell and expand its services, and otherwise implement its growth strategy; risks relating to Bridger’s operations and business, including information technology and cybersecurity risks, loss of requisite licenses, flight safety risks, loss of key customers and deterioration in relationships between Bridger and its employees; risks related to increased competition; risks relating to potential disruption of current plans, operations and infrastructure of Bridger, including as a result of the consummation of any acquisition; risks that Bridger is unable to secure or protect its intellectual property; risks that Bridger experiences difficulties managing its growth and expanding operations; Bridger’s ability to compete with existing or new companies that could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the ability to successfully select, execute or integrate future acquisitions into Bridger’s business, which could result in material adverse effects to operations and financial conditions; and those factors discussed in the section of this prospectus entitled “Risk Factors.” Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports Bridger files with the U.S. Securities and Exchange Commission, including those in Bridger’s most recent Annual Report on Form 10-K and any updates thereto in Bridger’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that Bridger presently does not know or that Bridger currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Bridger’s expectations, plans or forecasts of future events and views as of the date of this prospectus. Bridger anticipates that subsequent events and developments will cause Bridger’s assessments to change. However, while Bridger may elect to update these forward-looking statements at some point in the future, Bridger specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Bridger’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements contained or incorporated by reference in this prospectus.

8

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the Selling Holders to resell their shares Common Stock and Warrants. All of the Common Stock and Warrants offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

We would receive up to an aggregate of $306,473,551 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Warrants include 9,400,000 Private Placement Warrants and 17,250,000 Public Warrants, each of which has an exercise price of $11.50 per share of Common Stock. We will have broad discretion over the use of proceeds from the exercise of the Warrants and expect to use any net proceeds received from the exercise of the Warrants for general corporate purposes. We believe the likelihood that Warrant holders will exercise the Warrants, and therefore the amount of proceeds that we would receive from such exercises, depends on the trading price of our Common Stock. As of July 30, 2024, the closing price of our Common Stock was $3.33 per share. For so long as the market price of our Common Stock is below the exercise price of our Warrants ($11.50 per share), our Warrants remain “out-of-the-money,” and our Warrant holders are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There can be no assurance that our Warrants will be in the money prior to their January 24, 2028 expiration date, and therefore, we may not receive any proceeds from the exercise of Warrants to fund our operations. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise.

The Selling Holders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Holders in disposing of their shares of Common Stock. Pursuant to the Registration Rights Agreement, we agreed to bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and reasonable fees and expenses of counsel and independent registered public accountants.

9

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of (a) up to 120,277,192 shares of Common Stock, consisting of (i) up to 102,322,388 Legacy Bridger Consideration Shares, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock; (ii) up to 5,951,615 D&O RSUs Shares; (iii) up to 2,488,189 Founder Shares; (iv) up to 115,000 Note Shares; and (v) up to 9,400,000 PPW Shares and (b) up to an aggregate of 9,400,000 Private Placement Warrants.

The Selling Holders may from time to time offer and sell any or all of the shares of Common Stock, shares of Common Stock issuable upon the conversion of Series A Preferred Stock, shares of Common Stock issuable upon the exercise of the Warrants set forth below pursuant to this prospectus, and Private Placement Warrants.

The table below is prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Holders and of the Private Placement Warrants by the applicable Selling Holders. In the table below, the second column lists the number of shares of Common Stock beneficially owned by each Selling Holder prior to the offering; the third column lists the maximum number of shares of Common Stock to be sold pursuant to this prospectus by the Selling Holders; the fourth column lists the number of shares of Common Stock beneficially owned after the sale of all of the shares offered by each Selling Holder pursuant to this prospectus; the fifth column lists the number of Private Placement Warrants beneficially owned by each Selling Holder prior to the offering; the sixth column lists the maximum number of Private Placement Warrants being offered by this prospectus by each Selling Holder; the seventh column lists the number of Private Placement Warrants beneficially owned after the sale of all of the Private Placement Warrants offered by each Selling Holder pursuant to this prospectus; and the eight column lists the percentage of outstanding Common Stock beneficially owned after the offered shares of Common Stock and Private Placement Warrants are sold pursuant to this prospectus.

The table below has been prepared based on information supplied to us by or on behalf of the Selling Holders, and reflects holdings as of July 30, 2024.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of Common Stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

Selling Holder information for each additional Selling Holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Holder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Holder and the number of securities registered on its behalf. See “Plan of Distribution” for additional information.

As of July 30, 2024, there were outstanding 53,165,227 shares of our Common Stock.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of the securities set forth in the table below. See the section of this prospectus entitled “Plan of Distribution.” In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the below table, unless otherwise indicated below, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated, the address of each Selling Holder named in the table below is c/o Bridger Aerospace Group Holdings, Inc., 90 Aviation Lane, Belgrade, MT 59714.

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Name of Selling Holder and Addresses	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Number of Private Placement Warrants Owned Prior to Offering	Maximum Number of Private Placement Warrants to be Sold Pursuant to this Prospectus	Number of Private Placement Warrants Owned After Offering	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Directors and Executive Officers
Sam Davis	78,735	–	78,735	–	–	–	*
Dan Drohan	235,294	–	235,294	–	–	–	*
Eric Gerratt(1)	–	500,000	–	–	–	–	–
Elizabeth C. Fascitelli	101,010	–	101,010	–	–	–	*
Anne Hayes	–	–	–	–	–	–	–
Dean Heller	194,436	194,436	–	–	–	–	–
Wyman Howard	–	–	–	–	–	–	–
Jeffrey E. Kelter(2)	3,778,044	3,576,024	202,020	2,820,000	2,820,000	–	*
James Muchmore(3)	2,160,574	2,744,237	113,255	–	–	–	–
Robert F. Savage(4)	3,677,034	3,576,024	101,010	2,820,000	2,820,000	–	*
David A. Schellenberg	–	–	–	–	–	–	–
Matthew Sheehy(5)	10,316,422	9,984,831	331,591	–	–	–	*

Other Selling Holders							–
Avenue Capital(6)	3,348,650	6,542,136	–	–	–	–	–
Barings LLC(7)	5,302,030	10,358,378	–	–	–	–	–
Bear Creek(8)	4,579,519	6,708,509	–	–	–	–	–
Blackstone(9)	9,624,610	9,624,610	–	–	–	–	–
Frümsen SD Trust	3,232,851	3,232,851	–	–	–	–	–
JPMorgan Chase Funding Inc.(10)	21,487,173	41,978,706	–	–	–	–	–
Morgan Stanley Global Impact Funding Trust, Inc.	508,156	508,156	–	–	–	–	–
Vineyard Sponsors Fund LLC(11)	4,007,720	4,007,720	–	3,760,000	3,760,000	–	–
Sam Beck	310,792	287,263	23,529	–	–	–	*
Tim Cherwin	359,078	359,078	–	–	–	–	–
James H. Clark	–	–	–	–	–	–	–
Debra Coleman	38,887	38,887	–	–	–	–	–
Dave Crisp	0	0	–	–	–	–	–
Lee Dingman	125,000	71,815	53,185	–	–	–	*
Heather Hartnett	25,000	25,000	–	–	–	–	–
Thomas Jermoluk(12)	743,161	743,161	–	–	–	–	–
Samir Kaul	–	–	–	–	–	–	–
Kevin McDonnel	143,631	143,631	–	–	–	–	–
Richard Noll	0	0	–	–	–	–	–
Lauren D. Ores	15,000	15,000	–	–	–	–	–
Joel Pineiro	43,089	43,089	–	–	–	–	–
McAndrew Rudisill(13)	2,656,479	2,555,469	101,010	–	–	–	*
Timothy Sheehy(14)	10,395,798	10,030,955	364,843	–	–	–	*
Steve Taylor	359,078	359,078	–	–	–	–	–
Mike Tragai	143,631	143,631	–	–	–	–	–
Darren Wilkins	252,959	252,959	–	–	–	–	–

*       Less than 1%

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(1)	Consists of 500,000 shares of Common Stock issuable upon the vesting and settlement of restricted stock units held by Mr. Gerratt.

(2)	Consists of (i) 185,726 shares of Common Stock, 42,498 Earnout Shares and 470,000 Private Placement Warrants (including the 470,000 PPW Shares underlying such Private Placement Warrants) held by Mr. Kelter, (ii) 315,309 shares of Common Stock, 212,491 Earnout Shares and 2,350,000 Private Placement Warrants (including the 2,350,000 PPW Shares underlying such Private Placement Warrants) held by Windy Point Investments LLC, for which Mr. Kelter has shared authority to direct the voting and disposition of the Common Stock, and (iii) 202,020 shares of Common Stock held by K5 Equity Capital Holdings, LLC, of which Kelter Family Investments LLC is the manager and Mr. Kelter is the manager of Kelter Family Investments LLC.

(3)	Consists of shares of Common Stock held by Black River Group LLC, which is managed by Mr. Muchmore and 696,918 shares of Common Stock issuable upon the vesting and settlement of restricted stock units held by Mr. Muchmore.

(4)	Consists of (i) 185,726 shares of Common Stock, 42,498 Earnout Shares and 470,000 Private Placement Warrants (including the 470,000 PPW Shares underlying such Private Placement Warrants) held by Mr. Savage, (ii) 315,309 shares of Common Stock, 212,491 Earnout Shares and 2,350,000 Private Placement Warrants (including the 2,350,000 PPW Shares underlying such Private Placement Warrants) held by 656 Investors LLC, for which Mr. Savage has shared authority to direct the voting and disposition of the Common Stock, (iii) 50,505 shares of Common Stock held by the Madeleine Savage 2021 Trust, for which Mr. Savage has shared authority to direct the voting and disposition of the Common Stock, and (iv) 50,505 shares of Common Stock held by the Sophie Savage 2021 Trust, for which Mr. Savage has shared authority to direct the voting and disposition of the Common Stock.

(5)	Consists of 7,717,534 shares of Common Stock held by Red Cloud Holding Investments, LLC, 695,327 shares of Common Stock held by the Matthew P. Sheehy Revocable Trust, and 1,903,561 shares of Common Stock held by ElementCompany, LLC. Red Cloud Holding Investments, LLC and the Matthew P. Sheehy Revocable Trust are managed by Mr. Matthew Sheehy, and ElementCompany, LLC is co-managed by Mr. Matthew Sheehy and Mr. Timothy Sheehy, each of whom are deemed to be beneficial owners of the shares of Common Stock held by ElementCompany, LLC. Per applicable SEC rules, the shares owned by ElementCompany, LLC are listed as being beneficially owned by both Matthew P. Sheehy and Timothy P. Sheehy, as each of these individuals serve as co-managers of ElementCompany, LLC.

(6)	Consists of 31,578.947368 shares of our Series A Preferred Stock that are convertible at the election of the holder into shares of our Common Stock pursuant to the terms of such Series A Preferred Stock. These shares are held by ASSF Holdings, L.P., which is 100% owned by Avenue Sustainable Solutions Fund, L.P. (“ASSF”). Avenue Capital Management II, L.P. (“ACMII”) serves as the investment manager of ASSF. ACMII may be deemed to have or to share voting and investment power with respect to the shares held by ASSF. Avenue Capital Management II GenPar, LLC is the general partner of ACMII. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC. Marc Lasry may be deemed to be the indirect beneficial owner of the securities reported by ASSF by reason of his ability to direct the vote and/or disposition of such securities, and his pecuniary interest in such shares (within the meaning of Rule 16a-1(a)(2) under the Exchange Act) is a fractional interest in such amount. “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” includes 3,193,486 shares of Common Stock not currently beneficially owned but that may be issuable upon the conversion of shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the holder’s election at a fixed conversion price of $11.00 per share of Common Stock and accrues interest daily at a rate equal to (i) 7.00% per annum on the Series A Preferred Stated Value (as defined in the Amended and Restated Charter) of such share of Series A Preferred Stock for the period from (and including) January 24, 2023 to (but excluding) April 25, 2028, (ii) 9.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029, and (iii) 11.00% per annum from and after April 25, 2029 until maturity on April 25, 2032.

(7)	Consists of 4,250 shares of our Series A Preferred Stock held by Barings SS4 (LUX) LLC; 750 shares of our Series A Preferred Stock held by Barings Global Special Situations Credit Fund 4 (Delaware), L.P.; 14,618 shares of our Series A Preferred Stock held by Barings BDC, Inc.; 7,309 shares of our Series A Preferred Stock held by Barings Capital Investment Corporation; 17,725 shares of our Series A Preferred Stock held by Barings Private Credit Corporation; 365 shares of our Series A Preferred Stock held by Barings Corporate Investors; 183 shares of our Series A Preferred Stock held by Barings Participation Investors; and 4,800 shares of our Series A Preferred Stock held by Martello Re Limited, all of which are convertible at the election of the holder into shares of our Common Stock pursuant to the terms of such Series A Preferred Stock. Barings LLC acts as the investment adviser to the entities and/or funds included in the prior sentence, and therefore has the power to vote and dispose of the aggregate of such shares of our Series A Preferred Stock. Barings LLC expressly disclaims beneficial ownership of any securities reported herein except to the extent Barings LLC exercises voting or dispositive power with respect to such securities. Barings LLC is a registered investment adviser is a registered investment adviser and serves as the investment adviser to the entities and/or funds included in the prior sentence, and therefore has the power to vote and dispose of the aggregate of such shares of Series A Preferred Stock. Bryan High is the managing director of the investment team at Barings LLC that manages the shares of Series A Preferred Stock held by such Barings entities and/or funds. Each of Barings LLC and Mr. High expressly disclaims beneficial ownership of any securities reported herein except to the extent Barings LLC and Mr. High exercises voting or dispositive power with respect to such securities. The business address of Barings LLC and Mr. High is 300 South Tryon, Suite 2500, Charlotte, NC 28202. “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” includes 5,056,348 shares of Common Stock not currently beneficially owned but that may be issuable upon the conversion of shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the holder’s election at a fixed conversion price of $11.00 per share of Common Stock and accrues interest daily at a rate equal to (i) 7.00% per annum on the Series A Preferred Stated Value (as defined in the Amended and Restated Charter) of such share of Series A Preferred Stock for the period from (and including) January 24, 2023 to (but excluding) April 25, 2028, (ii) 9.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029, and (iii) 11.00% per annum from and after April 25, 2029 until maturity on April 25, 2032.

12

(8)	Consists of 21,052.631579 shares of Series A Preferred Stock that are convertible at the election of the holder into shares of Common Stock pursuant to the terms of such Series A Preferred Stock held by BC Super Scooper LLC (“Bear Creek LLC”) and 2,347,085 shares of Common Stock held by Bear Creek Products 2018-1 (CNI), LLLP (“Bear Creek LLLP”). BCGP-2016, LLC (“Bear Creek GP”) is the manager and general partner of Bear Creek LLC and Bear Creek LLLP, respectively. Joseph H. M. Roddy is the manager of Bear Creek GP. Joseph H. M. Roddy may be deemed to beneficially own the securities held directly or indirectly by Bear Creek LLC, Bear Creek LLLP and Bear Creek GP. The address for Bear Creek LLC, Bear Creek LLLP, Bear Creek GP, and Joseph H. M. Roddy is 1200 17th Street, Suite 970, Denver, Colorado 80202. “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” includes 2,128,990 shares of Common Stock not currently beneficially owned but that may be issuable upon the conversion of shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the holder’s election at a fixed conversion price of $11.00 per share of Common Stock and accrues interest daily at a rate equal to (i) 7.00% per annum on the Series A Preferred Stated Value (as defined in the Amended and Restated Charter) of such share of Series A Preferred Stock for the period from (and including) January 24, 2023 to (but excluding) April 25, 2028, (ii) 9.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029, and (iii) 11.00% per annum from and after April 25, 2029 until maturity on April 25, 2032.

(9)

Consists of 9,389,895 shares of Common Stock held by BTO Grannus Holdings IV – NQ LLC (“BTO Grannus IV”), 162,194 shares of Common Stock held by Blackstone Tactical Opportunities Fund – FD L.P. (“BTOF FD”) and 72,521 shares of Common Stock held by Blackstone Family Tactical Opportunities Investment Partnership III – NQ – ESC L.P. (“BFTOIP III”). BTO Grannus III is managed by Grannus Holdings Manager – NQ L.L.C. and Blackstone Tactical Opportunities Advisors L.L.C. is the investment adviser to BTO Grannus IV. The managing member of Blackstone Tactical Opportunities Advisors L.L.C. is Blackstone Intermediary Holdco L.L.C. The sole member of Blackstone Intermediary Holdco L.L.C. is Blackstone Securities Partners L.P. The general partner of Blackstone Securities Partners L.P. is Blackstone Advisory Services L.L.C. The sole member of Blackstone Advisory Services L.L.C. is Blackstone Holdings I L.P.

The general partner of BFTOIP III is BTO – NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P. The general partner with management authority over BTOF FD with respect to our Common Stock held thereby is Blackstone Tactical Opportunities Associates III – NQ L.P. The general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. is BTO DE GP – NQ L.L.C. The managing member of BTO DE GP – NQ L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of Blackstone Holdings I/II GP L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Mr. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities.

(10)	Consists of 202,631.578948 shares of our Series A Preferred Stock that are convertible at the election of the holder into shares of our Common Stock pursuant to the terms of such Series A Preferred Stock. JPMorgan Chase Funding Inc. is a wholly-owned subsidiary of publicly traded JPMorgan Chase & Co., the board of directors and chief executive officer of which are identified in JPMorgan Chase & Co.’s filings with the SEC. “Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus” includes 20,491,533 shares of Common Stock not currently beneficially owned but that may be issuable upon the conversion of shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible at the holder’s election at a fixed conversion price of $11.00 per share of Common Stock and accrues interest daily at a rate equal to (i) 7.00% per annum on the Series A Preferred Stated Value (as defined in the Amended and Restated Charter) of such share of Series A Preferred Stock for the period from (and including) January 24, 2023 to (but excluding) April 25, 2028, (ii) 9.00% per annum on the Series A Preferred Stated Value of such share of Series A Preferred Stock for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029, and (iii) 11.00% per annum from and after April 25, 2029 until maturity on April 25, 2032.

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(11)	Consists of 162,724 shares of Common Stock, 84,996 Earnout Shares and 3,760,000 Private Placement Warrants (including the 3,760,000 PPW Shares underlying such Private Placement Warrants) held by Vineyard Sponsors Fund LLC.

(12)	Consists of 488,172 shares of Common Stock and 254,989 Earnout Shares held by Big Sky Sponsors Fund, LLC, of which Mr. Jermoluk is the sole member.

(13)	Consists of 2,356,479 shares of Common Stock held by Pelagic Capital Advisors LLC, which is managed by Mr. Rudisill and 300,000 shares of Common Stock held by Mr. Rudisill.

(14)	Consists of 2,182,419 shares of Common Stock held by Turtle Lake Holding Company, LLC, 6,045,985 shares of Common Stock held by the Timothy P. Sheehy Revocable Trust, and 1,903,561 shares of Common Stock held by ElementCompany, LLC. Turtle Lake Holding Company, LLC and the Timothy P. Sheehy Revocable Trust are managed by Mr. Timothy Sheehy, and ElementCompany, LLC is co-managed by Mr. Matthew Sheehy and Mr. Timothy Sheehy, each of whom are deemed to be beneficial owners of the shares of Common Stock held by ElementCompany, LLC, and 263,833 shares of Common Stock held by Mr. Timothy Sheehy. Per applicable SEC rules, the shares owned by ElementCompany, LLC are listed as being beneficially owned by both Matthew P. Sheehy and Timothy P. Sheehy, as each of these individuals serve as co-managers of ElementCompany, LLC.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our amended and restated charter (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”), the Stockholders Agreement, dated January 24, 2023, by and among the Company, certain former direct and indirect equityholders of Legacy Bridger and certain stockholders of the Company that are affiliates of Blackstone Inc. (the “Stockholders Agreement”), and the Warrant Agreement, dated as of January 26, 2021, by and between JCIC and Continental Stock Transfer & Trust Company (the “Warrant Agent” and the “Existing Warrant Agreement”), as assumed by the Company pursuant to the Warrant Assumption Agreement, dated January 24, 2023, by and among JCIC, the Company and the Warrant Agent (the “Warrant Assumption Agreement” and, together with the Existing Warrant Agreement, the “Warrant Agreement”) described herein, each of which is an exhibit to the registration statement of which this prospectus forms a part. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

The Amended and Restated Charter authorizes the issuance of 1,010,000,000 shares, consisting of (a) 1,000,000,000 shares of Common Stock, $0.0001 par value per share, and (b) 10,000,000 shares of preferred stock, $0.0001 par value per share (of which 1,000,000 shares are designated as the “Series A Preferred Stock”).

As of July 30, 2024, there were outstanding 53,165,227 shares of Common Stock, 315,789.473684 shares of Series A Preferred Stock and 26,649,874 Warrants, consisting of 17,249,874 Public Warrants and 9,400,000 Private Placement Warrants.

Common Stock

The holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors.

Subject to the Delaware General Corporation Law (the “DGCL”) and the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive ratable dividends when, as and if declared by our board of directors (the “Board”) out of funds legally available therefor.

If the Company liquidates, dissolves or wind ups, holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over Common Stock.

Subject to the DGCL and the rights of holders of Series A Preferred Stock, holders of our Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes the issuance of Series A Preferred Stock (as described below) and provides that shares of preferred stock may be issued from time to time in one or more additional series. The Board is authorized to fix the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. Subject to the terms of any outstanding preferred stock, the Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

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Series A Preferred Stock

Dividends. Holders of the Series A Preferred Stock are entitled to receive dividends, paid twice per year, in cash or, at the election of the Company, by increasing the per share liquidation preference for such shares of Series A Preferred Stock. Dividends accrue on the Series A Preferred Stock daily, computed on the basis of a 365-day year, at a compounding rate initially anticipated to be 7.00% per annum but to increase to 9.00% per for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029 and eventually to increase to 11.00% per annum from and after April 25, 2029 and subject to further increase upon the occurrence of certain events. The per share liquidation preference is equal to the initial issuance price plus all accrued and unpaid dividends, whether or not declared. All payments and dividends in respect of the Series A Preferred Stock will be allocated among the holders thereof pro rata in proportion to the value of the shares of Series A Preferred Stock held thereby. No dividends shall be paid or payable to any other holders the Company’s capital stock unless and until the holders of Series A Preferred Stock have received cumulative distributions equal to the aggregate liquidation preference of the Series A Preferred Stock.

Conversion. Each share of Series A Preferred Stock is convertible, at the holder’s election at any time, into such number of shares of Common Stock (or such other applicable securities in the case of merger, reorganization, recapitalization, reclassification or consolidation) as is determined by dividing (x) the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date) by (y) a conversion price of $11.00 per share for such share of Series A Preferred Stock, subject to specified adjustments as set forth in Article IV of the Amended and Restated Charter. No fractional securities will be issued upon conversion of a share of Series A Preferred Stock, and, in lieu of such fractional shares, the Company will pay cash equal to such fraction multiplied by the applicable conversion price.

Optional Redemption. At any time and from time to time on or after April 25, 2027, the Company will have the right, in its sole discretion, to give notice of its election to redeem all or any portion of the outstanding shares of Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date). Prior to April 25, 2027, in connection with the consummation of certain fundamental changes (as more fully described in the Amended and Restated Charter but including, among other things, certain change-in- control transactions and asset sales), the Company will have the right, in its sole discretion, to give notice of election to redeem all or any portion of the outstanding shares of Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date) plus a make-whole amount determined by reference to the dividends that would be accrued through April 25, 2027, discounted to the date of redemption on a quarterly basis at the treasury rate on the date of the redemption plus 50 basis points. Any redemption of fewer than all of the outstanding shares of Series A Preferred Stock will be made pro rata in proportion to the value of the shares of Series A Preferred Stock held. No share of Series A Preferred Stock that is converted into Common Stock prior to the applicable redemption date shall be subject to redemption.

Mandatory Redemption. On April 25, 2032, the Company will be required to redeem and purchase all outstanding shares of Series A Preferred Stock for an amount, in cash, equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date), up to but not including April 25, 2032.

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Redemption in Connection with Reorganization Events and Fundamental Change Transactions. If the Company undergoes certain fundamental changes (as more fully described in Article IV of the Amended and Restated Charter but including, among other things, certain change-in-control transactions and asset sales), a holder of Series A Preferred Stock may give notice of its election to have us fully redeem all of such holder’s outstanding Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date). Such redemption shall not be required if the shares of Series A Preferred Stock are purchased at the abovementioned redemption price (determined by reference to the date upon which such transaction is consummated) in connection with (and no later than the time of consummation of) such fundamental change transaction. If applicable law does not permit us to consummate any such redemption, the Company will be restricted from consummating the applicable fundamental change transaction unless (x) at the closing of the transaction, all of the shares of Series A Preferred Stock are purchased for an amount in cash equal to the abovementioned redemption price (determined by reference to the date upon which such fundamental change occurs) or (y) the Company gives a written notice of the terms and conditions of such transaction, which such notice affords the holders of the Series A Preferred Stock the right, but not the obligation, to elect to engage with us in an alternative transaction on terms that are the same as those of the applicable proposed fundamental change transaction (such right of first refusal described more fully in Article IV of the Amended and Restated Charter).

Voting Rights. The shares of Series A Preferred Stock have no voting rights except as required by Delaware law or with respect to the amendment, alteration or repeal of any provision of the Amended and Restated Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the share of Series A Preferred Stock.

Consent Rights. For so long as any shares of Series A Preferred Stock remain outstanding, the Company may not, and shall cause its subsidiaries not to, without the written consent or approval of the holders of Series A Preferred Stock representing not less than 55% of the outstanding value of Series A Preferred Stock (provided that at any time during which there are two or more unaffiliated holders of Series A Preferred Stock, this 55% must include at least two unaffiliated holders of Series A Preferred Stock), (i) create, authorize or issue (by reclassification or otherwise) any equity securities of the Company, including any additional shares of Series A Preferred Stock or other security convertible into or exchangeable for any of the Company’s equity securities, having rights, preferences or privileges ranking senior to the Series A Preferred Stock or pari passu with the Series A Preferred Stock, (ii) amend, modify, restate, repeal or make any other change (by amendment, merger, consolidation, operation of law or otherwise) to any provision of the Company’s or the Company’s subsidiaries’ organizational documents in a manner which adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock (provided that any issuance of securities junior to the Series A Preferred Stock shall not be deemed to be adverse to the Series A Preferred Stock), (iii) prior to payment in full in cash of the liquidation preference on all outstanding shares of Series A Preferred Stock, effect any dividend or distribution to or redemption of any other shares of the Company’s capital stock or equity securities (other than the shares of Series A Preferred Stock), (iv) amend, modify or waive the terms of the Series A Preferred Stock, (v) effect certain mergers or consolidations or sell all or substantially all of the Company’s and the Company’s subsidiaries’ assets (as more fully described in Article IV of the Amended and Restated Charter) unless the liquidation preference in respect of the Series A Preferred Stock is fully repaid, or in certain circumstances, the Series A Preferred Stock remains outstanding, (vi) consent to the Company’s or any of the Company’s subsidiaries’ liquidation, dissolution or winding up unless, in the case of the Company’s liquidation, dissolution or winding up, the Company shall have delivered to the holders of Series A Preferred Stock not less than 10 business days’ prior written notice of such transaction. The Company also may not, without the prior written consent or approval of the holders of Series A Preferred Stock representing not less than 85% of the outstanding value of Series A Preferred Stock, amend, waive, or modify the Amended and Restated Charter in ways (as more fully described in Article IV of the Amended and Restated Charter) that adversely alter or change the rights, preferences, privileges or obligations of the shares of Series A Preferred Stock. In addition, the Company shall not redeem or otherwise make any dividend or payment on the shares of Series A Preferred Stock other than in cash without the prior written consent or approval of each affected holder of such Series A Preferred Stock.

Warrants

Public Warrants

Each of the outstanding 26,649,874 outstanding Warrants, consisting of 17,249,874 Public Warrants and 9,400,000 Private Placement. Warrants entitle the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. The Warrants will expire January 24, 2028, at 5:00 p.m., New York City time.

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We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

Pursuant to the Warrant Agreement, we have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, and caused the same to become effective within 60 business days after the Closing (as defined in the Warrant Agreement), and we have agreed to use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Warrant holders may, during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants When the price per Share of Common Stock Equals or Exceeds $18.00.

The Company may redeem the Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•	if, and only if, the closing price per share of Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Public Warrants—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Warrant holders.

The Company will not redeem the Warrants as described above unless the registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

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The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price per share of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants— Public Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00.

The Company may redeem the outstanding Warrants:

•	in whole and not in part;

•	at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) per share of Common Stock except as otherwise described below; if, and only if, the closing price per share of Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Public Warrants—Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the Warrant holders; and

•	if the closing price per share of Common Stock for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Public Warrants—Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” per share of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price per share of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. The Company will provide the Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “ —Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments”, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ —Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “ —Anti-dilution Adjustments”, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

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Redemption date	Fair Market value per share of Common Stock
(period to expiration of Warrants)	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price per share of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price per share of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price per share of Common Stock is below the exercise price of the Warrants.

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As stated above, the Company can redeem the Warrants when the shares of Common Stock are trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to the capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If the Company chooses to redeem the Warrants when the shares of Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50 per share.

No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of the Company’s Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than shares of the Company’s Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than shares of the Company’s Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable per share of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares (or other securities into which the Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share in respect of such event.

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If the number of outstanding share of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of the shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus filed by JCIC with the SEC on January 21, 2021, or defective provision (ii) amending the provisions relating to cash dividends on shares of Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which has been filed as an exhibit to our 10-K, for a complete description of the terms and conditions applicable to the Warrants.

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The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of the shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholder.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. JCIC Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than JCIC Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. The Private Placement Warrants are also redeemable in accordance with the Warrant Agreement (and must be redeemed if the Public Warrants are being redeemed) if the Reference Value (defined above) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share.

Except as described above under the heading “—Public Shareholders’ Warrants—Redemption of warrants when the price per Share of Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Warrants by (y) JCIC Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price per share of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 65% of the number of the then outstanding Private Placement Warrants.

Board of Directors

The Company’s business and affairs is managed under the direction of its board of directors. Under the Amended and Restated Charter, the Board is divided into three classes, designated as Class I, Class II and Class III, with each class consisting of three (3) directors. Class I directors will hold office for a term expiring at the 2026 annual meeting of stockholders; Class II directors will hold office for a term expiring at the 2024 annual meeting of stockholders; and Class III directors will hold office for a term expiring at the 2025 annual meeting of stockholders. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Committees of the Board of Directors

Pursuant to the Amended and Restated Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. The Board has established and maintained an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Pursuant to the Stockholders Agreement, Bridger Element LLC (“Bridger Element”) and its former equityholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock have the right, but not the obligation, to nominate the Chairperson of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to satisfaction of applicable SEC and stock exchange requirements.

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Limitations on Non-Citizens

To assist with the Company’s compliance with Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time, Article X of the Amended and Restated Charter and Article V of the Amended and Restated Bylaws contain provisions that limit Non-Citizens to not more than (x) 24.9% of the aggregate votes of all the Company’s outstanding voting securities or (y) 49.0% of the aggregate number of the Company’s outstanding equity securities and prohibit certain voting right and transfers of the Company’s securities to ensure that ownership by Non-Citizens will not exceed these amounts. Additionally, such equity securities owned by Non-Citizens may not be voted unless such shares are registered on the separate stock record maintained by the Company or any transfer agent (on behalf of the Company) for the registration of the Company’s equity securities held by Non-Citizens.

Pursuant to the Amended and Restated Bylaws, at no time shall the number of Non-Citizens who serve as officers or director, respectively, of the Company exceed the limitations provided under Section 40102(a)(15) of Title 49 of the United States Code (which, as of the effective date of the Amended and Restated Bylaws and for informational purposes only, is one-third (1/3) of the total number of officers or director, respectively, then holding office).

“Non-Citizen” means persons or entities who are not “citizens of the United States” as defined in Section 40102(a)(15) under Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time.

Amendment of Our Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding Company Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Amended and Restated Bylaws and the provisions in the Amended and Restated Charter related to directors, indemnification and limitation of liability on directors and officers, Bylaw amendments, special stockholder meetings and no action by written consent of the stockholders, corporate opportunities waiver, forum selection and amendments to the Charter.

Anti-Takeover Effects of Delaware Law, the Amended and Restated Charter and the Amended and Restated Bylaws

Some provisions of the DGCL, the Amended and Restated Charter and the Amended and Restated Bylaws contain provisions that could make the following transactions more difficult: an acquisition the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions which provide for payment of a premium over the market price for the Company’s shares.

Stockholder Meetings

The Amended and Restated Bylaws provide that a special meeting of stockholders may be called only by the Chairperson of the Board, chief executive officer or the Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of Board.

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Elimination of Stockholder Action by Written Consent

The Amended and Restated Bylaws do not permit stockholders to act by written consent without a meeting.

Staggered Board

The Board is divided into three (3) classes. Except for the directors first elected as Class I directors and Class II directors, the directors in each class serve for a three-year term, one class being elected each year by the Company’s stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Amended and Restated Charter provides that no member of the Board may be removed from office by the Company’s stockholders except for cause and, in addition to any other vote required by law, upon the approval of at least a majority of the total voting power of all then-outstanding shares of capital stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The Amended and Restated Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

The Amended and Restated Charter provides that the Company is not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, the Amended and Restated Charter includes a provision that restricts the Company from engaging in any business combination with an interested stockholder for three (3) years following the date that person becomes an interested stockholder. Such restrictions do not apply to any business combination between JCIC Sponsor, certain direct and indirect stockholders of the Company that are affiliates of Blackstone Inc. (the “BTO Stockholders”), Banc of America Strategic Investments Corporation, JPMorgan Chase Funding Inc., Bridger Element, Mr. McAndrew Rudisill, Mr. Timothy Sheehy and Mr. Matthew Sheehy and any successors or affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other hand.

The Company would be able to enter into a business combination with an interested stockholder if:

(a) before that person became an interested stockholder, the Board approved the business combination or the transaction in which the interested stockholder became an interested stockholder;

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

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(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder; or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of the Company’s outstanding voting stock or is the Company’s affiliate or associate and was the owner of 15% or more of the Company’s outstanding voting stock at any time within the three-year period immediately before the date of determination. Under the Amended and Restated Charter, an “interested stockholder” does not include JCIC Sponsor, the BTO Stockholders, Banc of America Strategic Investments Corporation, JPMorgan Chase Funding Inc., Bridger Element, Mr. McAndrew Rudisill, Mr. Timothy Sheehy and Mr. Matthew Sheehy and any successors or affiliate thereof or their direct and indirect transferees.

This provision of the Amended and Restated Charter could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer the Company’s stockholders the opportunity to sell their stock at a price above the prevailing market price. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Exclusive Forum

The Amended and Restated Charter provides that unless a majority of the Board, acting on behalf of the Company, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Amended and Restated Charter or the Amended and Restated Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Subject to the preceding provisions and unless a majority of the Board, acting on behalf of the Company, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of the Company’s directors for damages for any breach of fiduciary duty as a director.

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Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for our Common Stock and the Warrant Agent for our Warrants.

Listing of our Common Stock and our Warrants

Shares of our Common Stock and our Warrants are listed on Nasdaq under the symbols “BAER” and “BAERW,” respectively.

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PLAN OF DISTRIBUTION

We are registering the issuance by us of an aggregate of up to 26,650,000 shares of Common Stock, which consists of (i) up to 9,400,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants by the holders thereof and (ii) up to 17,250,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the Selling Holders or their permitted transferees from time to time of (a) up to 120,277,192 shares of Common Stock, consisting of (i) up to 102,322,388 Legacy Bridger Consideration Shares, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock; (ii) up to 5,951,615 D&O RSUs Shares; (iii) up to 2,488,189 Founder Shares; (iv) up to 115,000 Note Shares; and (v) up to 9,400,000 PPW Shares and (b) up to 9,400,000 Private Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of securities. We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The shares of Common Stock beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their shares of Common Stock or Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of Nasdaq;
•	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•	short sales;
•	distribution to employees, members, limited partners or stockholders of a Selling Holder;
•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•	by pledge to secured debts and other obligations;
•	delayed delivery arrangements;
•	to or through underwriters or broker-dealers;
•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

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To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

A Selling Holder that is an entity may elect to make an in-kind distribution of shares of Common Stock or Private Placement Warrants to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock or Private Placement Warrants pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Warrants in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Warrants in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell shares of Common Stock or Warrants short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In offering the securities covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

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At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Holders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

The Selling Holders have agreed to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act, as further described in the Amended and Restated Registration Rights Agreement, dated January 24, 2023, by and among Bridger Aerospace Group Holdings, Inc., Jack Creek Investment Corp. and certain other security holders named therein.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations promulgated thereunder, rulings, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, traders or broker-dealers, tax-exempt organizations (including private foundations), governmental organizations, foreign pension funds, tax qualified retirement plans, taxpayers that have elected mark-to-market accounting, accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code, persons subject to the alternative minimum tax, partnerships or other pass-through entities for United States federal income tax purposes (or an investor in such pass-through entities), S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, former citizens or long-term residents of the United States or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;
•	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;
•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS. IN ADDITION, PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.

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U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. Holders of shares of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under the section of this prospectus entitled “U.S. Holders – Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s tax basis in the shares of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant and the exercise price of such Warrant. A U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrants will commence on the date of exercise of the Warrants and will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the holder’s tax basis in the Warrant exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. Holder’s holding period for the Common Stock would generally commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a fair market value equal to the exercise price paid for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, the U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants, and the U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrants will commence on the date of exercise of the Warrants and will not include the period during which the U.S. Holder held the Warrants.

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Alternative characterizations are also possible. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities – Public Warrants.” An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution as described under the section of this prospectus entitled “U.S. Holders – Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, in general, any distributions (including constructive distributions, as described above under the section of this prospectus entitled “U.S. Holders – Possible Constructive Distributions”) we make to a non-U.S. Holder of shares of our Common Stock or Warrants, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend paid to non-U.S. Holders of our Common Stock will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under the section of this prospectus entitled “Non-U.S. Holders – Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

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Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under the section of this prospectus entitled “U.S. Holders – Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in the section of this prospectus entitled “Non-U.S. Holders – Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, a non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our Warrants unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and the gross proceeds of dispositions of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

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Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS and to each holder of our securities the amount of dividends paid to such holder, and the tax withheld (if any) with respect to such dividends (in the case of a non-U.S. Holder, regardless of whether withholding was reduced or eliminated by an applicable income tax treaty). Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in the country in which a non-U.S. Holder resides or is established.

A U.S. Holder may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) with respect to dividends on our Common Stock (including constructive distributions, as described above under the section of this prospectus entitled “U.S. Holders – Possible Constructive Distributions”) paid to such holder or proceeds of a sale or other taxable disposition of shares of our Common Stock or Warrants. Backup withholding may apply to a non-corporate U.S. Holder that (i) fails to furnish its taxpayer identification number, or TIN, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a U.S. person, that the TIN provided is correct, and that it has not been notified by the IRS that it is subject to backup withholding. The application for exemption is available by providing a properly completed IRS Form W-9 (or successor form). These requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, certain financial institutions and individual retirement accounts, provided that such U.S. Holders, when required, demonstrate their status as such.

A non-U.S. Holder will generally be subject to backup withholding from dividends on our Common Stock paid to such holder (including constructive distributions, as described above under the section of this prospectus entitled “U.S. Holders – Possible Constructive Distributions”) unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Common Stock or Warrants by a non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells or otherwise disposes of its shares of Common Stock or Warrants through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. Holder to the IRS and also backup withhold on that amount unless such non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. Holder sells its shares of Common Stock or Warrants through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. Holder is a non-U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a holder of our securities generally can be credited against the holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders and non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Sidley Austin LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on July 12, 2024 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.bridgeraerospace.com/investors. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 20, 2024, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on July 12, 2024;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 14, 2024, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2024, filed with the SEC on July 12, 2024;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 20, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2024;

•	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on March 8, 2024, April 16, 2024, May 31, 2024 and July 1, 2024; and

•	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on January 24, 2023, including any amendments or reports filed for the purposes of updating this description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 20, 2023.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.bridgeraerospace.com/investors. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of and is not incorporated into, this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Bridger Aerospace Group Holdings, Inc.
90 Aviation Lane

Belgrade, Montana 59714
Telephone Number: (406) 813-0079

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